Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-32526, No. 33-18771, No. 33-61439, No. 33-62710, No. 333-43056 and No. 333-120971) pertaining to the 1986 Long-Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, and the Belo 2004 Executive Compensation Plan, Form S-3 No. 333-25579 pertaining to the registration of $1,500,000,000 of debt securities and warrants to purchase debt securities of Belo Corp., and Form S-3 No. 333-134420 pertaining to the registration of $1,000,000,000 of debt securities of Belo Corp. of our report dated February 27, 2009, except for the effects of the restatement discussed in Note 1, as to which the date is August 7, 2009, with respect to the consolidated financial statements of Belo Corp. and subsidiaries, and our report dated February 27, 2009, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is August 7, 2009, with respect to the effectiveness of internal control over financial reporting of Belo Corp. and subsidiaries included in this Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2008.

Dallas, Texas
August 7, 2009